Exhibit 10.2

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this “Agreement”) is made and entered into as of February 22, 2024, by and between Flux Power Holding, Inc., a Nevada corporation (the “Company”), and Charles A. Scheiwe (“Scheiwe”).

WHEREAS, the Company and Scheiwe have previously entered into that certain Executive Employment Agreement, effective as of February 12, 2021 (the “Employment Agreement”), which provides for Scheiwe’s employment as Chief Financial Officer of the Company;

WHEREAS, the Company and Scheiwe agreed that Scheiwe to step down from his position as Chief Financial Officer of the Company, and as an employee of the Company and its subsidiaries, and pursuant to the terms and conditions of the Separation and Release Agreement, dated as of even date with this Agreement, provide for the termination of the Employment Agreement; and

WHEREAS, in connection with Scheiwe’s resignation, the Company desires to retain Scheiwe to provide certain consulting services to the Company as of March 4, 2024 in accordance with the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.	CONSULTING SERVICES

1.1. Term and Commitment. During the period commencing on March 4, 2024 and ending on March 3, 2025, or such earlier date on which Scheiwe’s consulting relationship with the Company is terminated as provided herein (the “Consulting Period”), Scheiwe shall, at the Company’s request, provide consulting services to the Company as set forth in Section 1.2 below (the “Consulting Services”) during the Consulting Period.

1.2. Services to be Provided. Scheiwe shall provide the Consulting Services to the Company with respect to the matters set forth on Schedule A attached hereto, or such other matters as the parties may mutually determine.

1.3. Non-Exclusive Relationship. The Consulting Services being provided by Scheiwe are on a non-exclusive basis, and Scheiwe shall be entitled to perform or engage in any activity not inconsistent with or otherwise prohibited by this Agreement or by the surviving provisions of the Employment Agreement.

1.4. Compensation. During the Consulting Period, the Company shall pay Scheiwe an hourly rate of $150 for Consulting Services to be performed by Scheiwe (the “Consulting Fee”). The Company shall pay Scheiwe the Consulting Fee for such services promptly, but in no event later than 30 days following the last day of the month with respect to which such services are performed.

1.5. Tax Obligations. Scheiwe shall be responsible for the payment of all taxes owed on all amounts paid to Scheiwe by the Company hereunder with respect to the Consulting Services and shall protect the Company from any liability for the payment of any taxes of any kind with respect to the consulting fees paid to Scheiwe hereunder.

1.6. Reimbursable Costs. The Company shall reimburse Scheiwe in accordance with general policies and practices of the Company for actual and reasonable expenses incurred in performing the Consulting Services (“Reimbursable Costs”), payable within 30 days of receipt of an invoice. To the extent that any reimbursements provided to Scheiwe under this Section 1.6 are deemed to constitute compensation to Scheiwe, such amounts shall be paid or reimbursed reasonably promptly, but not later than December 31 of the year following the year in which the expense was incurred. The amount of any reimbursements that constitute compensation in one year shall not affect the amount of reimbursements constituting compensation that are eligible for payment or reimbursement in any subsequent year, and Scheiwe’s right to such payments or reimbursement of any such expenses shall not be subject to liquidation or exchange for any other benefit.

1.7. Duties of Scheiwe. Scheiwe shall (i) dedicate such time commitment to the Consulting Services as is reasonably necessary to perform such Consulting Services, provided that, Scheiwe shall not be obligated to perform such Consulting Services for more than 180 hours per month; (ii) comply with all applicable federal, state and municipal laws and regulations required to enable Scheiwe to render to the Company the Consulting Services called for herein; (iii) continue to comply with the confidentiality and non-solicitation covenants described in Section 2 below; and (iv) maintain the confidentiality of all Company records, trade secrets and other confidential information to which Scheiwe may have or obtain knowledge or access during the Consulting Period. Upon termination of the Consulting Period, Scheiwe shall return to the Company all Company property in his possession, including without limitation, keys, credit cards, telephone calling cards, computer hardware and software, cellular and portable telephone equipment, manuals, books, laptop, notebooks, financial statements, reports and other documents.

1.8. Assignment. Neither party hereto shall assign any rights or delegate any obligations under this Agreement, except as otherwise may be agreed in writing by both parties; provided, that the Company may, without such consent, assign its rights and obligations to one or more of its affiliates.

1.9. Retention of Authority. Throughout the Consulting Period, the Company shall retain all authority and control over the business, policies, operations, and assets of the Company. Scheiwe shall not knowingly violate any rules or policies of the Company or violate any applicable law in connection with the performance of the Consulting Services. The Company does not, by virtue of this Agreement, delegate to Scheiwe any of the powers, duties or responsibilities vested in the Company by law or under the organizational documents of the Company.

1.10. Independent Consultant Status. In performing the Consulting Services herein, the Company and Scheiwe agree that Scheiwe shall at all times be acting as an independent contractor and not as an employee of the Company. The parties acknowledge that Scheiwe was, prior to the Separation Date, an employee of the Company, serving as Chief Financial Officer of the Company, but that such employment relationship is terminated as of the Separation Date as set forth herein. The Company and Scheiwe agree that Scheiwe will not be an employee of the Company during the Consulting Period and that Scheiwe, and not the Company, shall have the authority to direct and control Scheiwe’s performance of his or her activities hereunder. Nothing contained in this Agreement shall be construed to create a partnership or joint venture between the Company and Scheiwe, nor to authorize either party hereunder to act as general or special agent of the other party in any respect. Scheiwe shall not, by virtue of performing the Consulting Services, be entitled to any employee benefits provided by the Company to its employees during the Consulting Period.

2.	CONFIDENTIALITY, NON-SOLICITATION

2.1. Reaffirmation of Prior Agreements. Scheiwe hereby acknowledges and agrees that Scheiwe is bound by certain confidentiality covenants set forth in Section 9 of the Employment Agreement. Notwithstanding anything contained in this Agreement, Scheiwe hereby reaffirms the covenants and provisions set forth in Section 9 of the Employment Agreement as it related to confidentiality and acknowledges and agrees that the provisions of Section 9 of the Employment Agreement shall survive the termination of Scheiwe’s employment with the Company and shall remain in full force and effect.

3.	TERMINATION

3.1. Termination by the Company. The Company may terminate the Consulting Period and Scheiwe’s services as a consultant hereunder at any time and for any reason by providing at least 10 days’ prior written notice to Scheiwe in accordance with Section 5.12 below. In the event of such termination, Scheiwe shall be entitled to receive (at the times set forth in Section 1.4) all earned but unpaid Consulting Fees as of the date of termination, (“Earned Amounts”), and shall have no further rights to payment of any Consulting Fees or other compensation hereunder.

3.2. Termination by Scheiwe. Scheiwe may terminate the Consulting Period and Scheiwe’s services as a consultant hereunder at any time and for any reason by providing at least 30 days’ prior written notice to the Company in accordance with Section 5.12 below, which notice may, in the Company’s sole discretion, be waived by the Company without payment in lieu thereof. In the event of such termination, Scheiwe shall be entitled to receive all Earned Amounts, and shall have no further rights to payment of any consulting fees or other compensation hereunder.

4.	DISPUTE RESOLUTION

4.1. Arbitration. Any disagreement, dispute, controversy or claim arising out of or relating to this Agreement or the interpretation of this Agreement or any arrangements relating to this Agreement or contemplated in this Agreement or the breach, termination or invalidity thereof shall be settled by final and binding arbitration administered by JAMS in San Diego, California in accordance with the then existing JAMS Arbitration Rules and Procedures for Employment Disputes. In the event of such an arbitration proceeding, Scheiwe and the Company shall select a mutually acceptable neutral arbitrator from among the JAMS panel of arbitrators. In the event Scheiwe and the Company cannot agree on an arbitrator, the Administrator of JAMS will appoint an arbitrator. Neither Scheiwe nor the Company nor the arbitrator shall disclose the existence, content, or results of any arbitration hereunder without the prior written consent of all parties. Except as provided herein, the Federal Arbitration Act shall govern the interpretation, enforcement and all proceedings. The arbitrator shall apply the substantive law (and the law of remedies, if applicable) of the state of California, or federal law, or both, as applicable, and the arbitrator is without jurisdiction to apply any different substantive law. The arbitrator shall have the authority to entertain a motion to dismiss and/or a motion for summary judgment by any party and shall apply the standards governing such motions under the Federal Rules of Civil Procedure. The arbitrator shall render an award and a written, reasoned opinion in support thereof. Judgment upon the award may be entered in any court having jurisdiction thereof.

4.3. Nonexclusive Remedy. Notwithstanding the above provisions regarding arbitration, the parties each retain their respective rights to seek injunctive relief or other provisional remedies provided under the law in any court having competent jurisdiction.

5.	MISCELLANEOUS

5.1. Severability. In construing this Agreement, if any portion of this Agreement shall be found to be invalid or unenforceable, the remaining terms and provisions of this Agreement shall be given effect to the maximum extent permitted without considering the void, invalid or unenforceable provision.

5.1. Parties in Interest. This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors and permitted assigns. No transfer of any interest hereunder shall be deemed to release the transferor from any of its obligations hereunder. Nothing in this Agreement is intended to confer any right or remedy under this Agreement on any person other than the parties to this Agreement and their respective successors and permitted assigns, or to relieve or discharge any obligation or liability of any person to any party to this Agreement, or to give any person any right of subrogation or action over or against any party to this Agreement or to any affiliate thereof.

5.2. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without reference to principles of conflict of laws that would result in the application of any law other than that of the State of California.

5.3. Final and Entire Agreement. This Agreement, together with the Release, represents the final and entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements, negotiations and discussions between the parties hereto and/or their respective counsel with respect to the subject matter hereof.

5.4. Amendment. Any amendment to this Agreement must be in writing, signed by duly authorized representatives of the parties, and stating the intent of the parties to amend this Agreement.

5.5. Acknowledgment. Scheiwe acknowledges that he has read and understands the Agreement, is fully aware of its legal effect, and has entered into it freely based on Scheiwe’s own judgment.

5.6. Cooperation in Legal Proceedings. Scheiwe agrees that, after the Separation Date, upon the reasonable request of the Company, Scheiwe shall cooperate with and assist the Company in undertaking and preparing for legal and other proceedings relating to the affairs of the Company and its subsidiaries. Scheiwe shall be reimbursed for the reasonable expenses Scheiwe incurs in connection with any such cooperation and/or assistance, and, following the termination of the Consulting Period, shall receive from the Company reasonable per diem compensation in connection therewith. Any such reimbursements and per diem compensation shall be paid to Scheiwe no later than the 15th day of the month immediately following the month in which such expenses were incurred or such cooperation and/or assistance was provided (subject to Scheiwe’s timely submission to the Company of proper documentation with respect thereto).

5.7. Non-Disparagement. Scheiwe agrees that Scheiwe will not make any statement, publicly or privately, which would reasonably be expected to disparage the Company, any of its subsidiaries or any of their respective employees, officers or directors. The Company agree that it will not make any statement, publicly or privately, which would reasonably be expected to disparage Scheiwe. Notwithstanding the foregoing, this Section 5. shall not preclude Scheiwe or the Company from making any statement to the extent required by law or legal process.

5.8. Effect of Waivers and Consents. No waiver of any default or breach by any party hereto shall be implied from any omission by a party to take any action on account of such default or breach if such default or breach persists or is repeated and no express waiver shall affect any default or breach other than the default or breach specified in the express waiver, and that only for the time and to the extent therein stated. One or more waivers of any covenant, term or condition of this Agreement by a party shall not be construed to be a waiver of any subsequent breach of the same covenant, term or condition. The consent or approval by any party shall not be deemed to waive or render unnecessary the consent to or approval of said party of any subsequent or similar acts by a party.

5.9. Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Scheiwe: at Scheiwe’s most recent address on the records of the Company;

If to the Company:	FLUX POWER HOLDINGS, INC.
Attn: Chief Executive Officer
2685 S. Melrose Drive
Vista, CA 92081

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

5.10. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original, but all of which taken together shall constitute one instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have each executed this Agreement as of the date first above written.

Flux Power Holdings, Inc., a Nevada corporation

By:
Name:	Ronald Dutt
Title:	Chief Executive Officer

Charles A. Scheiwe

SCHEDULE A

CONSULTING SERVICES